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                                                                     EXHIBIT 4.2

                                PROMISSORY NOTE
                                ---------------

$300,000.00                                                      August 31, 1996

          FOR VALUE RECEIVED, Corinthian Schools, Inc., a Delaware corporation ("Buyer"), promises to pay to Concorde Career Colleges, Inc., a Delaware corporation ("Seller"), in lawful money of the United States of America, the principal sum of Three Hundred Thousand and no/100 Dollars ($300,000.00), without interest. Principal is due and payable on February 28, 1997.

          Buyer may at any time prepay this Note, in whole or in part, without premium or penalty.

          Failure to make the payment of principal when due shall entitle the holder to exercise all available remedies.

          This Note is delivered pursuant to an Asset Purchase Agreement dated July 11, 1996 ("Asset Purchase Agreement") and Amendment dated August 29, 1996 among Buyer and Seller pursuant to which, among other things, Buyer will acquire certain assets of Seller.

          Payment of principal is to be made in lawful money of the United States of America by wire transfer to the same account to which the initial payment was made under the Asset Purchase Agreement.

          In addition to the principal on this Note, Buyer agrees to pay (a) all reasonable costs and expenses incurred by the holder of this Note in collecting this Note through any reorganization, bankruptcy or any other proceeding and (b) reasonable attorneys' fees when and if this Note is placed in the hands of an attorney for collection after default.

          Buyer waives notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices of any type or character, demand, presentment for payment, protest, diligence in collecting or bringing suit and notice, other than required service, with respect to the filing of suit for the purpose of fixing liability.

          This Note shall be governed by, and construed in accordance with, the laws of the State of California.

                                        Corinthian Schools, Inc.

                                        By:_______________________________
                                               Frank McCord, its Chief
                                               Financial Officer